CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bigfoot Project Investments, Inc.

We consent to the inclusion in the foregoing form S-1/A (Restriction No. 333-209509) of Bigfoot Project Investments, Inc. (the “Company”) of our report dated November 13, 2015, relating to our audit of the balance sheet of Bigfoot Project Investments, Inc. (the “Company”) as of July 31, 2015 and the related statements of operations, stockholders' deficit and cash flows for the year then ended.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

March 30, 2016